EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 7/1/25 to 7/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/1/2025	Sell	9,362	43.48
7/2/2025	Sell	5,441	43.15
7/7/2025	Sell	24,404	43.09
7/8/2025	Sell	6,410	43.43
7/9/2025	Sell	30,796	42.93